Exhibit 99.1

News Release NYSE: BPL and BGH	Buckeye Partners, L.P. Buckeye GP Holdings L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Mark Stockard Director, Investor Relations Irelations@buckeye.com (800) 422-2825
BUCKEYE PARTNERS, L.P. AND BUCKEYE GP HOLDINGS L.P. ANNOUNCE
MERGER AGREEMENT
HOUSTON, June 11, 2010 — Buckeye Partners, L.P. (“BPL”) (NYSE: BPL) and Buckeye GP Holdings L.P. (“BGH”) (NYSE: BGH) today announced a definitive agreement that would result in the merger of the two partnerships. The merger transaction would be completed with 100 percent equity consideration and would result in BPL owning its general partner and the cancellation of BGH’s incentive distribution rights. Under the terms of the merger agreement, BGH unitholders would receive 0.705 BPL limited partnership units in exchange for each BGH limited partnership unit owned at closing. The transaction would result in approximately 20 million additional limited partnership units being issued by BPL. The terms of the merger agreement were unanimously approved by the audit committee of BPL’s general partner, comprised solely of independent directors acting pursuant to a delegation of authority from the full board of directors, and by the board of directors of BGH’s general partner. Forrest E. Wylie, Chairman and CEO of both general partners, recused himself from the BGH vote in light of his roles at the two partnerships.
“We are pleased that the boards of both partnerships have agreed to combine the two partnerships into a single entity,” stated Mr. Wylie. “Subject to board approval, we expect to continue BPL’s pattern of quarterly distribution increases. Furthermore, with the elimination of BGH’s incentive distribution rights, distribution increases could accelerate in the future as the benefits of the merger are realized. The current management team will remain in place and continues to be excited about the opportunities to grow the business,” added Wylie.
The merger is expected to provide benefits to the current owners of both BPL and BGH by:
•	Decreasing BPL’s cost of capital, which would improve its competitive position when pursuing growth opportunities and its ability to accelerate growth in distributable cash flow;

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BPL and BGH Announce Merger Agreement

•	Attracting a broader investor base to a single, larger entity;

•	Maintaining BPL’s investment-grade credit metrics and strong liquidity position by completing the merger transaction with 100 percent equity consideration; and

•	Providing unitholders with the right to elect seven of the nine BPL directors.
Following the merger, the independent directors of BGH’s general partner are expected to join the board of BPL’s general partner. Management expects the additional BPL units issued to BGH unitholders would result in dilution of BPL’s distributable cash flow per unit of approximately 6 percent to 7 percent in 2011, but expects long-term accretion due to the benefits of the merger, including the elimination of incentive distributions currently being paid to BGH.
During the negotiations, the independent directors of BPL’s general partner were advised by Barclays Capital Inc. and the directors of BGH’s general partner were advised by Credit Suisse Securities (USA) LLC. The merger is subject to approval by a majority vote of the outstanding limited partnership units of BPL and limited partnership units of BGH, which is expected to be held in the fourth quarter of 2010. Affiliates of ArcLight Capital Partners, LLC and Kelso & Company, which control approximately 62% of BGH’s limited partnership units, have committed to vote in favor of the merger, subject to limited exceptions.
BPL and BGH will host a conference call with members of executive management on June 11, 2010, at 11:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=69885 10 minutes prior to its start. Interested parties may participate in the call by dialing (888)-789-9572. A replay will be archived and available at this link until July 11, 2010, and the replay may also be accessed by dialing (800)-408-3053 and entering passcode 7081572. A presentation concerning the transaction will be posted on the Investor Center sections of BPL’s and BGH’s websites prior to the conference call.
BPL is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. BPL also owns 67 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations. BGH, also a publicly traded partnership, owns the

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BPL and BGH Announce Merger Agreement

general partner of BPL, which in turn owns 100 percent of the incentive distribution rights in BPL. BGH also indirectly owns the general partnership interests in certain operating subsidiaries of BPL. More information concerning BPL is available at www.buckeye.com and more information concerning BGH is available at www.buckeyegp.com.
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BPL and BGH will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (“SEC”) in relation to the merger. Investors are urged to read these documents carefully when they become available because they will contain important information regarding BPL, BGH, and the transaction. A definitive joint proxy statement/prospectus will be sent to unitholders of BPL and BGH seeking their approvals as contemplated by the merger agreement. Once available, investors may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about BPL and BGH, without charge, at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by contacting Investor Relations at (800) 422-2825, or by accessing www.buckeye.com or www.buckeyegp.com.
BPL, BGH, and the officers and directors of the general partner of each partnership may be deemed to be participants in the solicitation of proxies from their security holders. Information about these entities and persons can be found in BPL’s and BGH’s Annual Reports on Form 10-K for the year ended December 31, 2009. Additional information about such entities and persons may also be obtained from the joint proxy statement/prospectus when it becomes available.
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This press release includes forward-looking statements that BPL and BGH believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of BPL and BGH. You should read BPL’s and BGH’s Annual Reports on Form 10-K for the year ended December 31, 2009 and their most recently filed Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. BPL and BGH undertake no obligation to revise any forward-looking statements to reflect events or circumstances occurring after today’s date.
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